We consent to the incorporation by reference in the Registration Statements of PrimeSource Corporation and its subsidiaries on Forms S-8 (File Nos. 33-71638 and 33-87360) of our report dated February 20, 1998, on our audits of the consolidated financial statements and financial statement schedule of PrimeSource Corporation and its subsidiaries as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 25, 1998